Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kaixin Holdings (the “Company”) of our report dated April 29, 2024, relating to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity, and cash flows for the years ended December 31, 2023 and 2022 and the related notes, included in its Annual Report on Form 20-F of the Company for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on April 29, 2024.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore,

October 15, 2024

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